Coca-Cola Reports Solid Operating Results in First Quarter;
Remains Confident in Full Year Guidance

Net Revenues Grew 5% in First Quarter; Organic Revenues
(Non-GAAP) Grew 6%, Including a 2% Benefit from Timing

Operating Income Grew 29%; Comparable Currency
Neutral Operating Income (Non-GAAP) Grew 16%

Operating Margin was 29.1%; Comparable Operating Margin
(Non-GAAP) was 30.5%, Including the Impact from
Currency Headwinds and Acquisitions

EPS from Continuing Operations Grew 24% to $0.38; Comparable EPS from
Continuing Operations (Non-GAAP) Grew 2% to $0.48, Impacted by 11%
Currency Headwind and a 2 Cent Benefit from Timing

ATLANTA, April 23, 2019 – The Coca-Cola Company today reported a solid start to 2019, with continued momentum that included gaining global value share. Reported net revenues grew 5% in the first quarter, and organic revenues (non-GAAP) grew 6%, with positive performance across all operating groups, in addition to a benefit from timing.
"We're encouraged by our first quarter results as our disciplined growth strategies continue to deliver strong underlying performance," said James Quincey, CEO of The Coca-Cola Company. "We remain confident in our full year guidance as we continue to make progress on our transformation as a consumer-centric total beverage company."

Highlights

Quarterly Performance

•
Revenues: Net revenues grew 5% to $8.0 billion. Organic revenues (non-GAAP) grew 6%. An estimated 2 points of revenue growth was attributable to timing, primarily related to bottler inventory build in order to manage uncertainty related to Brexit. Additionally, the quarter included one less day, which resulted in an approximate 1-point headwind to revenue growth.

•
Margin: Operating margin for the quarter, which included items impacting comparability, was 29.1% versus 23.7% in the prior year. Comparable operating margin (non-GAAP) was 30.5% versus 30.7% in the prior year. Strong underlying margin (non-GAAP) expansion was offset by an approximate 260 basis point negative impact from currency headwinds and net acquisitions.

•
Earnings per share: EPS from continuing operations grew 24% to $0.38. Comparable EPS from continuing operations (non-GAAP) grew 2% to $0.48, despite an 11-point currency headwind. EPS included an estimated 2 cent benefit from timing, primarily from the bottler inventory build related to Brexit.

•	Market share: The company continued to gain value share in total nonalcoholic ready-to-drink (NARTD) beverages.

•
Cash flow: Cash from operations was $699 million, up 14%. Free cash flow (non-GAAP) was $335 million, down 1% as strong underlying cash generation was offset by currency headwinds along with an increase in capital expenditures and cash tax payments.

•	Share repurchases: Purchases of stock for treasury were $397 million. Net share repurchases (non-GAAP) totaled $243 million.

Company Updates

•
Chairman transition and an evolving growth culture: Following the company’s annual meeting on April 24, James Quincey will become the 14th chairman of The Coca-Cola Company, contingent upon his reelection as a director. Quincey succeeds Muhtar Kent, who is retiring after a Coca-Cola system career that started in 1978. Kent served as chairman and CEO from 2009 until 2017 and then as chairman after Quincey became CEO. Quincey intends to build on the strong foundation Kent has established within the system, including a focus on fostering a growth-oriented culture.

•
Pursuing the company's World Without Waste goals: Supporting its commitment to the World Without Waste initiative and improved transparency, the company issued its annual progress report, which cited continued progress globally on design, collect and partner efforts. For example, the company, along with its bottling partners, now has 100% recycled PET bottles in multiple markets and will have them in more than a dozen markets by the end of 2019, driving successful circular solutions for packaging. Much of the system's Latin America business is engaged in a multi-country project to significantly increase the use of refillable packaging, and markets globally are assessing ways to move toward more diverse business models for product delivery.

•
Broadening a consumer-centric portfolio: During the quarter, the company completed its acquisition of Costa Ltd., which gives Coca-Cola a significant entry point into hot beverages and a global platform in coffee. In the second quarter, the company will begin to leverage Costa's scalable platform across formats and channels with the introduction of Costa ready-to-drink products. Coca-Cola also closed its acquisition of CHI Ltd., an innovative, fast-growing leader in expanding beverage categories in West Africa, including juices, value-added dairy and iced tea.

•
Driving profitable growth under the Leader, Challenger, Explorer framework: Strong innovation within Leader brands included double-digit growth for Coca-Cola Zero Sugar globally for the sixth consecutive quarter. Within the U.S., the company showed strong performance for Orange Vanilla Coke and Orange Vanilla Coke Zero Sugar, which helped drive 6% retail value growth for brand Coca-Cola. The company also launched Simply smoothies in the U.S., while innocent, the company's leading juice brand in Europe, expanded into plant-based beverages. As a Challenger brand, smartwater continues to innovate through the successful rollout of smartwater antioxidant and smartwater alkaline in the U.S. Within Explorer brands, the company continued to capitalize on brands with edge, including Aquarius GlucoCharge, which has shown early signs of success in the fast-growing enhanced hydration category in India.

•
Aligned and engaged system investing for growth: The company has established a sustained platform for performance that is focused on disciplined portfolio growth through an aligned and engaged system. Across the bottling system, the company is seeing the right strategic investments in supply chain, cold-drink equipment and sales force capabilities to drive accelerated results. These investments are creating a winning strategy in the marketplace, centered around improved execution that is committed to increasing the availability of core products, in addition to expanding the total portfolio.

Operating Review – Three Months Ended March 29, 2019
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Items, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	1	5	(6)	5	5	6	2
Europe, Middle East & Africa	4	10	(12)	3	5	14	2
Latin America	(3)	9	(16)	0	(10)	6	(1)
North America	(3)	4	0	0	1	1	(1)
Asia Pacific	6	(2)	(3)	(3)	(2)	4	7
Global Ventures[3]	(2)	3	(22)	222	201	1	1
Bottling Investments	6	3	(5)	(9)	(5)	9	16
Operating Income and EPS from Continuing Operations

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	29	24	(11)	16
Europe, Middle East & Africa	7	0	(15)	22
Latin America	(13)	0	(20)	7
North America	16	8	0	9
Asia Pacific	(4)	0	(3)	(1)
Global Ventures	128	0	(8)	136
Bottling Investments	—[4]	—	—	—

Percent Change	Reported EPS from Continuing Operations	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	24	22	(11)	13

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed on a reported basis after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS from continuing operations are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Costa Ltd. is not included in concentrate sales, price/mix or unit case volume.
4 Reported operating income for the three months ended March 29, 2019 was $1 million. Reported operating loss for the three months ended March 30, 2018 was $461 million.

In addition to the data in the preceding tables, operating results in the quarter included the following:

Consolidated

•
Concentrate sales growth of 1% and price/mix growth of 5% were driven by consumer-centric innovation and solid revenue growth management initiatives in the marketplace, in addition to the 2-point benefit related to timing, primarily attributable to bottler inventory build related to Brexit. Additionally, concentrate sales growth of 1% was impacted by one less day in the quarter, which resulted in an approximate 1-point headwind.

•
Unit case volume grew 2%, driven by strong growth across key markets within Asia and Europe, partially offset by a decline in Argentina, the Middle East region and North America. The timing of Easter also negatively impacted volume growth in the quarter. Category cluster performance was as follows:

◦	Sparkling soft drinks grew 1%, driven by strong global performance in brand Coca-Cola through growth in original Coca-Cola and continued double-digit growth of Coca-Cola Zero Sugar.

◦
Juice, dairy and plant-based beverages volume was even as strong performance in the Del Valle brand in Mexico and the Maaza brand in India was offset by a decline in Rani, the leading juice brand in the Middle East.

◦
Water, enhanced water and sports drinks grew 6%, driven by strong growth across a number of key markets. Growth was driven by strong performance in smaller, immediate consumption packages, reflecting the company's continued focus on value over volume.

◦
Tea and coffee volume was even as continued growth through innovation and new product launches, including Georgia Craftsman in Japan and Authentic Tea House in China, was offset by a decline in the doğadan tea business in Turkey.

•
Operating income grew 29%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 16%, driven by strong organic revenue (non-GAAP) growth, a benefit from acquisitions and ongoing productivity initiatives.

Europe, Middle East & Africa

•
Price/mix grew 10% for the quarter due to strong pricing in the majority of key markets and the benefit from bottler inventory build related to Brexit, which contributed to positive geographic mix and also caused concentrate sales to grow ahead of unit case volume.

•
Unit case volume grew 2%, as growth across the majority of markets was partially offset by declines in Zimbabwe and the Middle East. Growth was led by sparkling soft drinks and the continued growth of Fuze Tea.

•
Operating income grew 7%, despite a 15-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 22% in the quarter, driven by double-digit organic revenue (non-GAAP) growth, ongoing productivity initiatives and the cycling of expenses in the prior year, including increased marketing investments from the January 2018 Fuze Tea launch.

•
The company gained value share in total NARTD beverages, led by solid share performance across Europe, in addition to the majority of category clusters. The value share gain in NARTD beverages was unfavorably impacted by a value share decline in sparkling soft drinks in Nigeria primarily due to local value brands.

Latin America

•	Price/mix grew 9% for the quarter, largely driven by strong performance in Brazil and pricing in Argentina. All business units achieved positive price/mix in the quarter.

•
Unit case volume declined 1% as growth in Brazil, Peru and Chile was more than offset by a double-digit decline in Argentina. Mexico volume declined 1% in the quarter, partially due to pricing and package initiatives executed in the market to optimize revenue.

•
Operating income declined 13% in the quarter, which included a 20-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 7%, largely driven by the benefit of strong pricing in the marketplace.

•	The company gained value share in total NARTD beverages, driven by solid share performance in Brazil, in addition to the majority of category clusters.

North America

•	Price/mix grew 4% for the quarter, driven by strong pricing and mix within the sparkling soft drink portfolio, in addition to a benefit from product mix.

•
Unit case volume declined 1%, largely due to the impact of pricing and package initiatives executed in the market, in addition to the timing of Easter. For the total portfolio, transactions outpaced volume performance, reflecting continued focus on value over volume.

•
Operating income grew 16%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 9% in the quarter, driven by ongoing productivity initiatives and the timing of expenses.

•
The company gained value share in total NARTD beverages led by strong performance in sparkling soft drinks, the water, enhanced water and sports drinks category cluster, and the juice, dairy and plant-based beverages category cluster.

Asia Pacific

•	Price/mix declined 2% for the quarter, largely driven by geographic mix due to growth in emerging and developing markets outpacing developed markets.

•	Unit case volume grew 7% due to positive performance across all key markets, with the exception of Australia. Volume growth was led by China, Southeast Asia and India.

•
Operating income declined 4%. Comparable currency neutral operating income (non-GAAP) declined 1% in the quarter, largely from a structural headwind related to intercompany profit elimination from acquiring bottling operations in the Philippines.

•	The company gained value share in total NARTD beverages, driven by strong performance within China, India and Southeast Asia.

Global Ventures

•
Reported revenue benefited from the closing of the Costa acquisition during the quarter. The company has completed a smooth transition of Costa and is working quickly to leverage the total coffee platform.

•	Price/mix grew 3% for the quarter, largely driven by product mix as a result of strong performance in the innocent business.

•	Unit case volume grew 1% as strong growth in innocent and the energy category was partially offset by a double-digit decline in the doğadan tea business in Turkey.

•	Operating income growth in the quarter benefited from the impact of the Costa acquisition.

Bottling Investments

•	Price/mix grew 3% for the quarter, driven by strong price/mix performance in India.

•	Operating income was unfavorably impacted by comparability items related to refranchising in the prior year and was favorably impacted by the acquisition of bottling operations in the Philippines.

Outlook
The 2019 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2019 projected organic revenues (non-GAAP) to full year 2019 projected reported net revenues, full year 2019 projected comparable currency neutral net revenues (non-GAAP) to full year 2019 projected reported net revenues, full year 2019 projected comparable currency neutral operating income (non-GAAP) to full year 2019 projected reported operating income, or full year 2019 projected comparable EPS from continuing operations (non-GAAP) to full year 2019 projected reported EPS from continuing operations without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2019. The unavailable information could have a significant impact on full year 2019 GAAP financial results.

Full Year 2019 Revenues:

•	Approximately 4% growth in organic revenues (non-GAAP) – No Change

•	12% to 13% growth in comparable currency neutral net revenues (non-GAAP), including an 8% to 9% tailwind from acquisitions, divestitures and structural items – No Change

•	Comparable net revenues (non-GAAP): 3% to 4% currency headwind based on the current rates and including the impact of hedged positions – No Change

Full Year 2019 Operating Income:

•	10% to 11% growth in comparable currency neutral operating income (non-GAAP), including a low single-digit tailwind from acquisitions, divestitures and structural items – No Change

•	Comparable operating income (non-GAAP): 6% to 7% currency headwind based on the current rates and including the impact of hedged positions – No Change

Full Year 2019 EPS:

•	-1% to 1% growth versus $2.08 in 2018 in comparable EPS from continuing operations (non-GAAP) – No Change

Full Year 2019 Other Items:

•	Underlying effective tax rate (non-GAAP): Estimated to be 19.5% – No Change

•	Cash from operations: At least $8.0 billion – No Change

•	Capital expenditures (excluding discontinued operations): Approximately $2.0 billion – No Change

•	Net share repurchases (non-GAAP): Share repurchases to offset dilution from employee stock-based compensation plans – No Change

Second Quarter 2019 Considerations – New:

•	Comparable net revenues (non-GAAP): 6% tailwind from acquisitions, divestitures and structural items; 4% to 5% currency headwind based on the current rates and including the impact of hedged positions

•	Comparable operating income (non-GAAP): 7% currency headwind based on the current rates and including the impact of hedged positions

Notes

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 24 eight-ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers.

•
"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment (excluding Costa) (expressed in equivalent unit cases) after considering the impact of structural changes. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•
"Price/mix" represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•
First quarter 2019 financial results were impacted by one less day as compared to the same period in 2018, and fourth quarter 2019 financial results will be impacted by one additional day as compared to the same period in 2018. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss first quarter 2019 operating results today, April 23, 2019, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:            Investors and Analysts                Media
Tim Leveridge: +1 404.676.7563            Scott Leith: +1 404.676.8768

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 29, 2019	March 30, 2018	% Change
Net Operating Revenues	$8,020	$7,626	5
Cost of goods sold	2,990	2,738	9
Gross Profit	5,030	4,888	3
Selling, general and administrative expenses	2,567	2,541	1
Other operating charges	127	536	(76)
Operating Income	2,336	1,811	29
Interest income	129	165	(22)
Interest expense	232	230	1
Equity income (loss) — net	133	142	(6)
Other income (loss) — net	(234)	(55)	(321)
Income from Continuing Operations Before Income Taxes	2,132	1,833	16
Income taxes from continuing operations	486	506	(4)
Net Income from Continuing Operations	1,646	1,327	24
Income from discontinued operations (net of income taxes of $36 and $40, respectively)	57	73	(21)
Consolidated Net Income	1,703	1,400	22
Less: Net income attributable to noncontrolling interests	25	32	(20)
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,678	$1,368	23

Basic net income per share from continuing operations[1]	$0.39	$0.31	24
Basic net income per share from discontinued operations[2]	0.01	0.01	(23)
Basic Net Income Per Share[3]	$0.39	$0.32	22
Average Shares Outstanding — Basic	4,271	4,265	0
Diluted net income per share from continuing operations[1]	$0.38	$0.31	24
Diluted net income per share from discontinued operations[2]	0.01	0.01	(23)
Diluted Net Income Per Share	$0.39	$0.32	23
Average Shares Outstanding — Diluted	4,306	4,306	0

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	Calculated based on net income from continuing operations less net income from continuing operations attributable to noncontrolling interests.

[2]	Calculated based on net income from discontinued operations less net income from discontinued operations attributable to noncontrolling interests.

[3]	Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 29, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$5,645	$8,926
Short-term investments	1,538	2,025
Total Cash, Cash Equivalents and Short-Term Investments	7,183	10,951
Marketable securities	4,765	5,013
Trade accounts receivable, less allowances of $492 and $489, respectively	3,852	3,396
Inventories	3,178	2,766
Prepaid expenses and other assets	2,935	1,962
Assets held for sale — discontinued operations	6,627	6,546
Total Current Assets	28,540	30,634
Equity Method Investments	19,283	19,407
Other Investments	915	867
Other Assets	5,382	4,139
Deferred Income Tax Assets	2,617	2,667
Property, Plant and Equipment — net	8,866	8,232
Trademarks With Indefinite Lives	9,351	6,682
Bottlers' Franchise Rights With Indefinite Lives	111	51
Goodwill	12,964	10,263
Other Intangible Assets	318	274
Total Assets	$88,347	$83,216

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$10,986	$8,932
Loans and notes payable	11,570	13,194
Current maturities of long-term debt	3,297	4,997
Accrued income taxes	255	378
Liabilities held for sale — discontinued operations	1,835	1,722
Total Current Liabilities	27,943	29,223
Long-Term Debt	29,400	25,364
Other Liabilities	8,598	7,638
Deferred Income Tax Liabilities	2,602	1,933
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	16,577	16,520
Reinvested earnings	63,704	63,234
Accumulated other comprehensive income (loss)	(12,325)	(12,814)
Treasury stock, at cost — 2,772 and 2,772 shares, respectively	(51,981)	(51,719)
Equity Attributable to Shareowners of The Coca-Cola Company	17,735	16,981
Equity Attributable to Noncontrolling Interests	2,069	2,077
Total Equity	19,804	19,058
Total Liabilities and Equity	$88,347	$83,216

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)
	Three Months Ended
Operating Activities	March 29, 2019	March 30, 2018
Consolidated net income	$1,703	$1,400
(Income) loss from discontinued operations	(57)	(73)
Net income from continuing operations	1,646	1,327
Depreciation and amortization	275	270
Stock-based compensation expense	40	72
Deferred income taxes	110	(199)
Equity (income) loss — net of dividends	(119)	(43)
Foreign currency adjustments	(39)	(19)
Significant (gains) losses on sales of assets — net	87	34
Other operating charges	55	510
Other items	122	(27)
Net change in operating assets and liabilities	(1,478)	(1,312)
Net cash provided by operating activities	699	613
Investing Activities
Purchases of investments	(1,062)	(2,669)
Proceeds from disposals of investments	1,994	4,379
Acquisitions of businesses, equity method investments and nonmarketable securities	(5,201)	(183)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	261	3
Purchases of property, plant and equipment	(364)	(274)
Proceeds from disposals of property, plant and equipment	26	43
Other investing activities	31	22
Net cash provided by (used in) investing activities	(4,315)	1,321
Financing Activities
Issuances of debt	10,119	9,576
Payments of debt	(9,656)	(8,770)
Issuances of stock	190	477
Purchases of stock for treasury	(397)	(927)
Other financing activities	29	(72)
Net cash provided by (used in) financing activities	285	284
Cash Flows from Discontinued Operations
Net cash provided by (used in) operating activities	89	46
Net cash provided by (used in) investing activities	(144)	(24)
Net cash provided by (used in) financing activities	136	40
Net cash provided by (used in) discontinued operations	81	62
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	56	95
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	(3,194)	2,375
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	9,318	6,373
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	6,124	8,748
Less: Restricted cash and restricted cash equivalents at end of period	479	457
Cash and cash equivalents at end of period	$5,645	$8,291

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) from Continuing Operations Before Income Taxes
	March 29, 2019	March 30, 2018	% Fav. / (Unfav.)	March 29, 2019	March 30, 2018	% Fav. / (Unfav.)	March 29, 2019	March 30, 2018	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,772	$1,686	5	$978	$914	7	$988	$927	7
Latin America	896	997	(10)	496	571	(13)	491	565	(13)
North America	2,683	2,652	1	586	503	16	537	500	8
Asia Pacific	1,187	1,215	(2)	542	562	(4)	550	571	(4)
Global Ventures	585	194	201	66	29	128	68	32	115
Bottling Investments	996	1,051	(5)	1	(461)	—	(200)	(388)	48
Corporate	32	11	186	(333)	(307)	(9)	(302)	(374)	19
Eliminations	(131)	(180)	27	—	—	—	—	—	—
Consolidated	$8,020	$7,626	5	$2,336	$1,811	29	$2,132	$1,833	16
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended March 29, 2019, intersegment revenues were $138 million for Europe, Middle East & Africa, $2 million for North America, $127 million for Asia Pacific and $2 million for Global Ventures. During the three months ended March 30, 2018, intersegment revenues were $149 million for Europe, Middle East & Africa, $19 million for Latin America, $54 million for North America, $106 million for Asia Pacific and $1 million for Global Ventures. The sum of these intersegment revenues does not equal the eliminations on a consolidated basis due to intercompany sales to our discontinued operations.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

The company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "comparable currency neutral net revenues", "organic revenues", "comparable operating margin", "underlying operating margin", "comparable operating income", "comparable currency neutral operating income", "comparable EPS from continuing operations", "comparable currency neutral EPS from continuing operations", "underlying effective tax rate", "free cash flow" and "net share repurchases", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and company management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS

•
"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

•
"Structural changes" generally refer to acquisitions and divestitures of bottling and distribution operations including the impact of intercompany transactions among our operating segments. In 2018, the company acquired a controlling interest in the Philippine bottling operations, which was previously accounted for as an equity method investee. The impact of this acquisition has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Bottling Investments and Asia Pacific operating segments. In 2018, the company refranchised our Canadian and Latin American bottling operations. The impact of these refranchising activities has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the North America, Latin America and Bottling Investments operating segments. In 2018, the company acquired a controlling interest in the Oman bottler. The impact of this acquisition has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Bottling Investments operating segment.

•
"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non‑GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural items. The adjustments related to acquisitions, divestitures and structural items for the three months ended

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

March 29, 2019 and March 30, 2018 consisted of the structural changes discussed above. Additionally, in 2019, the company acquired Costa Ltd. ("Costa"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Global Ventures operating segment. In 2019, the company also acquired the remaining equity interest in CHI Limited ("CHI"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa operating segment.

•
"Comparable operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. "Comparable operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Underlying operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural items, as applicable. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Comparable EPS from continuing operations" and "comparable currency neutral EPS from continuing operations" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS from continuing operations (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable EPS from continuing operations (non-GAAP) and comparable currency neutral EPS from continuing operations (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income from continuing operations before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).

•
"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company's performance and make resource allocation decisions.

•
"Net share repurchases" is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).

ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability." Items impacting comparability include, but are not limited to, asset impairments, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (nondesignated) hedging activities and unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments
During the three months ended March 29, 2019, the company recorded impairment charges of $343 million, which included $286 million related to Coca-Cola Bottlers Japan Holdings Inc. ("CCBJHI"), an equity method investee. Based on the length of time and the extent to which the market value of our investment in CCBJHI has been less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature. We also recorded an other-than-temporary impairment charge of $57 million related to one of our equity method investees in North America. This charge was primarily driven by revised projections of future operating results.
During the three months ended March 30, 2018, the company recorded charges of $390 million related to the impairment of Coca-Cola Refreshments ("CCR") assets, primarily as a result of management's view of the proceeds that were expected to be received for the remaining bottling territories upon their refranchising. These charges were determined by comparing the fair value of the reporting unit to its carrying value.

Productivity and Reinvestment
During the three months ended March 29, 2019 and March 30, 2018, the company recorded charges of $68 million and $95 million, respectively, related to our productivity and reinvestment initiatives. These initiatives are focused on four key areas: restructuring the company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the company's operating model; and further driving increased discipline and efficiency in direct marketing investments. Under this operating model, our business units will be supported by an expanded enabling services organization and a corporate center focused on a few strategic initiatives, policy and governance. The expanded enabling services organization will focus on both simplifying and standardizing key transactional processes and providing support to business units through global centers of excellence. The savings realized from the program will enable the company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time.
Equity Investees
During the three months ended March 29, 2019 and March 30, 2018, the company recorded net charges of $42 million and $51 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three months ended March 29, 2019, the company recognized a $121 million loss in conjunction with our acquisition of the remaining equity ownership interest in CHI, which included the remeasurement of our previously held equity interest in CHI to fair value and the reversal of the related cumulative translation adjustments.
During the three months ended March 29, 2019, the company incurred $46 million of transaction costs associated with the purchase of Costa, which we acquired in January 2019.
During the three months ended March 29, 2019, the company recorded a gain of $39 million related to the sale of a portion of our equity ownership interest in Embotelladora Andina S.A. ("Andina").

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

During the three months ended March 29, 2019 and March 30, 2018, the company recorded charges of $11 million and $45 million, respectively, primarily related to costs incurred to refranchise certain of our North America bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, special termination benefits, and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems.
During the three months ended March 29, 2019 and March 30, 2018, the company recorded charges of $4 million and $19 million. These charges were primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements.
During the three months ended March 29, 2019 and March 30, 2018, the company recorded charges of $4 million and $2 million, respectively, related to the refranchising of certain bottling territories in North America.
During the three months ended March 30, 2018, the company recorded a net loss of $33 million primarily related to the reversal of the cumulative translation adjustments resulting from the substantial liquidation of the company's former Russian juice operations.
Other Items
Economic (Nondesignated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies and the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended March 29, 2019 and March 30, 2018, the net impact of the company's adjustment related to our economic hedging activities resulted in decreases of $19 million and $10 million, respectively, to our non-GAAP income from continuing operations before income taxes.
Other
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. We believe this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months ended March 29, 2019 and March 30, 2018, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in a decrease of $161 million and an increase of $97 million, respectively, to our non-GAAP income from continuing operations before income taxes.
During the three months ended March 29, 2019 and March 30, 2018, the company recorded other charges of $2 million and $6 million, respectively. These charges were primarily related to tax litigation expense.
Certain Tax Matters and Tax Reform
Certain Tax Matters
During the three months ended March 29, 2019, the company recorded $27 million of excess tax benefits associated with the company's stock-based compensation arrangements. The excess tax benefits were partially offset by a net tax charge of $5 million for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

During the three months ended March 30, 2018, the company recorded $176 million of income tax expense primarily as a result of adjustments to our provisional remeasurement of deferred taxes recorded as of December 31, 2017, related to the Tax Cuts and Jobs Act signed into law on December 22, 2017. The company also recorded a net tax charge of $34 million for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters. These charges were partially offset by $84 million of excess tax benefits recorded in association with the company's stock-based compensation arrangements.

2019 OUTLOOK
The 2019 outlook information provided in this earnings release includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2019 projected organic revenues (non-GAAP) to full year 2019 projected reported net revenues, full year 2019 projected comparable currency neutral net revenues (non-GAAP) to full year 2019 projected reported net revenues, full year 2019 projected comparable currency neutral operating income (non-GAAP) to full year 2019 projected reported operating income, or full year 2019 projected comparable EPS from continuing operations (non-GAAP) to full year 2019 projected reported EPS from continuing operations without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2019. The unavailable information could have a significant impact on full year 2019 GAAP financial results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 29, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,020	$2,990	$5,030	62.7%	$2,567	$127	$2,336	29.1%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(68)	68
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(57)	57
Other Items	4	22	(18)		—	(2)	(16)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$8,024	$3,012	$5,012	62.5%	$2,567	$—	$2,445	30.5%

	Three Months Ended March 30, 2018
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$7,626	$2,738	$4,888	64.1%	$2,541	$536	$1,811	23.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(390)	390
Productivity and Reinvestment	—	—	—		—	(95)	95
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(45)	45
Other Items	(2)	9	(11)		(1)	(6)	(4)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$7,624	$2,747	$4,877	64.0%	$2,540	$—	$2,337	30.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	5	9	3		1	(76)	29
% Currency Impact	(6)	(4)	(8)		(5)	—	(15)
% Change — Currency Neutral (Non-GAAP)	12	13	11		6	—	44

% Change — Comparable (Non-GAAP)	5	10	3		1	—	5
% Comparable Currency Impact (Non-GAAP)	(6)	(4)	(8)		(5)	—	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	12	13	11		6	—	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 29, 2019
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations	[1]	Effective tax rate	Net income from continuing operations	Diluted net income per share from continuing operations	[2]
Reported (GAAP)	$232	$133	$(234)	$2,132	$486		22.8%	$1,646	$0.38	[4]
Items Impacting Comparability:
Asset Impairments	—	—	343	343	36			307	0.07
Productivity and Reinvestment	—	—	—	68	16			52	0.01
Equity Investees	—	42	—	42	1			41	0.01
Transaction Gains/Losses	—	—	90	147	(23)			170	0.04
Other Items	—	—	(162)	(178)	(40)			(138)	(0.03)
Certain Tax Matters	—	—	—	—	22			(22)	(0.01)
Comparable (Non-GAAP)	$232	$175	$37	$2,554	$498		19.5%	$2,056	$0.48	[4]

	Three Months Ended March 30, 2018
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations	[1]	Effective tax rate	Net income from continuing operations	Diluted net income per share from continuing operations	[3]
Reported (GAAP)	$230	$142	$(55)	$1,833	$506		27.6%	$1,327	$0.31	[4]
Items Impacting Comparability:
Asset Impairments	—	—	—	390	100			290	0.07
Productivity and Reinvestment	—	—	—	95	23			72	0.02
Equity Investees	—	51	—	51	(5)			56	0.01
Transaction Gains/Losses	—	—	54	99	17			82	0.02
Other Items	—	—	97	93	23			70	0.02
Certain Tax Matters	—	—	—	—	(126)			126	0.03
Comparable (Non-GAAP)	$230	$193	$96	$2,561	$538		21.0%	$2,023	$0.47	[4]

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations			Net income from continuing operations	Diluted net income per share from continuing operations
% Change — Reported (GAAP)	1	(6)	(321)	16	(4)			24	24
% Change — Comparable (Non-GAAP)	1	(10)	(61)	0	(7)			2	2
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.

[2]	4,306 million average shares outstanding — diluted

[3]	4,306 million average shares outstanding — diluted

[4]
Calculated based on net income from continuing operations less net income from continuing operations attributable to noncontrolling interests of $1 million and $2 million for the three months ended March 29, 2019 and March 30, 2018, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share from Continuing Operations:

Three Months Ended March 29, 2019
% Change — Reported (GAAP)	24
% Currency Impact	(16)
% Change — Currency Neutral (Non-GAAP)	40

% Impact of Items Impacting Comparability (Non-GAAP)	22
% Change — Comparable (Non-GAAP)	2
% Comparable Currency Impact (Non-GAAP)	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	13

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended March 29, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,772	$896	$2,683	$1,187	$585	$996	$32	$(131)	$8,020
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	4	—	4
Comparable (Non-GAAP)	$1,772	$896	$2,683	$1,187	$585	$996	$36	$(131)	$8,024

	Three Months Ended March 30, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,686	$997	$2,652	$1,215	$194	$1,051	$11	$(180)	$7,626
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	(2)	—	(2)
Comparable (Non-GAAP)	$1,686	$997	$2,652	$1,215	$194	$1,051	$9	$(180)	$7,624

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	5	(10)	1	(2)	201	(5)	186	27	5
% Currency Impact	(12)	(16)	0	(3)	(22)	(5)	53	—	(6)
% Change — Currency Neutral (Non-GAAP)	17	6	1	1	223	0	133	—	12
% Acquisitions, Divestitures and Structural Items	3	0	0	(3)	222	(9)	0	—	5
% Change — Organic Revenues (Non-GAAP)	14	6	1	4	1	9	133	—	6

% Change — Comparable (Non-GAAP)	5	(10)	1	(2)	201	(5)	286	—	5
% Comparable Currency Impact (Non-GAAP)	(12)	(16)	0	(3)	(22)	(5)	129	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	17	6	1	1	223	0	157	—	12
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended March 29, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$978	$496	$586	$542	$66	$1	$(333)	$2,336
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Productivity and Reinvestment	1	—	17	—	—	2	48	68
Transaction Gains/Losses	—	—	—	—	—	11	46	57
Other Items	—	—	(21)	—	—	(4)	9	(16)
Comparable (Non-GAAP)	$979	$496	$582	$542	$66	$10	$(230)	$2,445

	Three Months Ended March 30, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$914	$571	$503	$562	$29	$(461)	$(307)	$1,811
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	390	—	390
Productivity and Reinvestment	2	2	52	—	—	6	33	95
Transaction Gains/Losses	—	—	—	—	—	45	—	45
Other Items	—	—	(19)	—	—	10	5	(4)
Comparable (Non-GAAP)	$916	$573	$536	$562	$29	$(10)	$(269)	$2,337

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	7	(13)	16	(4)	128	—	(9)	29
% Currency Impact	(15)	(20)	0	(3)	(8)	—	2	(15)
% Change — Currency Neutral (Non-GAAP)	22	7	17	(1)	136	—	(10)	44

% Impact of Items Impacting Comparability (Non-GAAP)	0	0	8	0	0	—	(23)	24
% Change — Comparable (Non-GAAP)	7	(13)	9	(4)	128	—	15	5
% Comparable Currency Impact (Non-GAAP)	(15)	(20)	0	(3)	(8)	—	4	(11)
% Change — Comparable Currency Neutral (Non-GAAP)	22	7	9	(1)	136	—	10	16
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Margin:
	Three Months Ended March 29, 2019	Three Months Ended March 30, 2018	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	29.12%	23.75%	537
Items Impacting Comparability (Non-GAAP)	(1.35)%	(6.90)%
Comparable Operating Margin (Non-GAAP)	30.47%	30.65%	(18)
Comparable Currency Impact (Non-GAAP)	(1.32)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.79%	30.65%	114
Impact of Acquisitions and Structural Items on Comparable Currency Neutral Operating Margin (Non-GAAP)	(2.90)%	(1.65)%
Underlying Operating Margin (Non-GAAP)	34.69%	32.30%	239

Purchases and Issuances of Stock:
	Three Months Ended March 29, 2019	Three Months Ended March 30, 2018
Reported (GAAP):
Issuances of Stock	$190	$477
Purchases of Stock for Treasury	(397)	(927)
Net Change in Stock Issuance Receivables[1]	6	(5)
Net Change in Treasury Stock Payables[2]	(42)	(16)
Net Share Repurchases (Non-GAAP)	$(243)	$(471)
1 Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.
2 Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the period.

Free Cash Flow:
	Three Months Ended March 29, 2019	Three Months Ended March 30, 2018	% Change
Net Cash Provided by Operating Activities (GAAP)	$699	$613	14
Purchases of Property, Plant and Equipment (GAAP)	(364)	(274)	33
Free Cash Flow (Non-GAAP)	$335	$339	(1)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brands, our portfolio includes some of the world’s most valuable beverage brands, such as AdeS plant-based beverages, Ayataka green tea, Costa coffee, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, innocent smoothies and juices, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater and ZICO coconut water. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at Coca-Cola Journey at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.
The fairlife® brand is owned by fairlife LLC, our joint venture with Select Milk Producers Inc. Products from fairlife are distributed by our company and certain of our bottling partners.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health-related concerns; failure to address evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; public debate and concern about perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection laws; an inability to be successful in our efforts to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; failure to realize the economic benefits from or an inability to successfully manage the possible negative consequences of our productivity and reinvestment program; an inability to attract or retain a highly skilled and diverse workforce; increase in the cost, disruption of supply or shortage of energy or fuel; increase in the cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; increased legal and reputational risk associated with conducting business in markets with high-risk legal compliance environments; failure by third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image, corporate reputation and social license from negative publicity, whether or not warranted, concerning product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or strikes, work stoppages or labor unrest experienced by us or our bottling partners; future impairment charges; future multi-employer pension plan withdrawal liabilities; an inability to successfully integrate and manage our company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster; global or regional catastrophic events; and other risks discussed in our company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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